UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 10, 2019

Dorman Products, Inc.

(Exact name of Registrant as Specified in Charter)

Pennsylvania	000-18914	23-2078856
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3400 East Walnut Street, Colmar, Pennsylvania 18915

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (215) 997-1800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Kevin M. Olsen

On January 10, 2019 Dorman Products, Inc. (the “Company”) entered into an employment agreement with Kevin M. Olsen, the Company’s President and Chief Executive Officer. The agreement has a term of three years expiring December 31, 2021 with the term of Mr. Olsen’s employment being automatically extended for an additional one year period on December 31, 2021 and on each anniversary of December 31, 2021, unless earlier terminated as provided in the employment agreement.

Pursuant to Mr. Olsen’s employment agreement, annual base salary was set at $600,000 per year, subject to increase but not decrease from time to time as determined by the Compensation Committee. The employment agreement also provides for eligibility for (i) annual cash bonuses under the 2018 Cash Bonus Plan or other cash incentive plans maintained by the Company, and (ii) grants of awards under the 2018 Stock Option and Stock Incentive Plan or other equity-related incentive plans maintained by the Company, in case of both clauses (i) and (ii) in such amounts as determined by the Compensation Committee, in its sole discretion. Further, the employment agreement provides that, subject to limitations related to the amount of applicable premiums, the Company will acquire and pay the applicable premium on (A) a $2.0 million term life insurance policy on the life of Mr. Olsen which will be payable to a beneficiary designated by Mr. Olsen; and (B) a long-term disability insurance policy for Mr. Olsen with a benefit in the amount of 60% of Mr. Olsen’s monthly earnings as of immediately prior to the incurrence of a disability. Mr. Olsen will also be eligible to participate in other employee benefit plans or arrangements generally available to the Company’s executive officers and entitled to four weeks paid vacation per year. In addition, in connection with the execution of the employment agreement, Mr. Olsen will be granted an equity incentive award with an aggregate value equal to $1,000,000, 50% of such award in the form of time-based restricted stock units and 50% of such award in the form of performance-based restricted stock units.

Mr. Olsen’s employment agreement may be terminated by the Company with or without “Cause” or by Mr. Olsen for “Good Reason” or for no reason, as such terms are defined in the employment agreement. Mr. Olsen’s employment agreement also provides for non-solicitation and non-competition provisions for the term of the agreement and eighteen months thereafter. The agreement also includes standard confidentiality and trade secret provisions typically included in agreements of this type.

Additionally, Mr. Olsen’s employment agreement contains provisions that provide for certain payments upon termination. The following table summarizes such payments provided in connection with Mr. Olsen’s termination of employment:

Type of Termination	Payments and Benefits

Termination with Cause or if Mr. Olsen Terminates Without Good Reason

•       any earned but unpaid base salary through the date of termination, paid in accordance with the Company’s standard payroll practices;

•       reimbursement for any unreimbursed expenses properly incurred and paid in accordance with the Company’s business expense reimbursement policy;

•       payment for any accrued but unused vacation time in accordance with Company policy; and

•       such vested accrued benefits, and other payments, if any, as to which the executive (and his eligible dependents) may be entitled under, and in accordance with, the terms and conditions of, the employee benefit arrangements, plans and programs of the Company as of the date of termination.

The payments and benefits in the four bullet points above are collectively referred to as the “Amounts and Benefits.”

Type of Termination	Payments and Benefits
Termination Without Cause or if Mr. Olsen Terminates With Good Reason

•       Amounts and Benefits;

•       base salary payments will continue to be paid for eighteen months following the date of termination in accordance with the usual payroll practices of the Company;

•       payment of an amount equal to 150% of Mr. Olsen’s target annual bonus that was in effect at the time of termination under any cash incentive plan maintained by the Company;

•       payment of an amount equal to a pro-rated annual bonus for the year in which such employment termination occurs:

•       if employment terminates after September 30 of any year, Mr. Olsen will receive a pro- rated amount of the annual bonus (if any) that Mr. Olsen would have otherwise received under any cash incentive plan maintained by the Company had he remained employed with the Company with such amount to be calculated by the Board in its discretion in a similar manner as bonuses are calculated for other executives;

•       if employment terminates on or before September 30 of any year, Mr. Olsen will receive a pro- rated amount of his target annual bonus that was in effect at the time of termination under any cash incentive plan maintained by the Company;

•       during the period during which Mr. Olsen, his spouse and/or dependents are entitled to and validly elect continuation coverage under COBRA or similar state law (provided that in no event will such period exceed eighteen months), monthly cash payments in an amount equal to the monthly premium for such coverage.

Termination upon Death or Disability	• Amounts and Benefits; and • base salary payments will continue to be paid for three months following the date of termination in accordance with the usual payroll practices of the Company.

Mr. Olsen’s employment agreement contains a clawback provision which provides that the compensation and benefits provided by the Company under the employment agreement or otherwise is subject to recoupment or clawback under any applicable Company clawback or recoupment policy that is generally applicable to the Company’s executives, as may be in effect from time to time, or as required by law, government regulation or stock exchange listing requirement.

The foregoing description of Mr. Olsen’s employment agreement is not complete and is qualified in its entirety by reference to the complete text of this agreement, a copy of which is filed as an exhibit to this Form 8-K and is incorporated herein by reference.

Appointment of Kevin M. Olsen to Dorman’s Board of Directors

On January 10, 2019, the Board of Directors (the “Board”) of the Company increased the size of the Board from seven to eight directors and appointed Kevin M. Olsen to fill the newly created directorship effective immediately. Mr. Olsen will serve as a director of the Company until the expiration of his term on the date of the Company’s annual meeting of shareholders in 2019 and until his successor is selected and qualified, except in the event of his earlier death, resignation or removal. Mr. Olsen is expected to stand for re-election as director at the annual meeting of shareholders in 2019. As Mr. Olsen also serves as an executive officer of the Company, he will not receive compensation for his services as a director. Mr. Olsen is also not expected to serve on any standing committees of the Board.

Mr. Olsen, 47, joined the Company in July 2016 as Senior Vice President and Chief Financial Officer. He became Executive Vice President, Chief Financial Officer in June 2017, President and Chief Operating Officer on August 6, 2018 and President and Chief Executive Officer on January 1, 2019. Prior to joining the Company, Mr. Olsen was Chief Financial Officer of Colfax Fluid Handling, a division of

Colfax Corporation, a diversified global manufacturing and engineering company that provides gas and fluid-handling and fabrication technology products and services to commercial and governmental customers around the world, from January 2013 through June 2016. Prior to joining Colfax, he served in progressively responsible management roles at the Forged Products Aero Turbine Division of Precision Castparts Corp, Crane Energy Flow Solutions, a division of Crane Co., Netshape Technologies, Inc., and Danaher Corporation. Prior thereto, Mr. Olsen performed public accounting work at PricewaterhouseCoopers, LLP.

Entry into Consulting Agreement with Mathias J. Barton

As previously disclosed, Mathias J. Barton stepped down as President of the Company effective as of August 6, 2018 and retired as CEO of the Company on December 31, 2018. Also as previously disclosed, on October 25, 2018, the Company and Mr. Barton entered into a transition agreement (the “Transition Agreement”).

On January 10, 2019, the Company entered into a consulting agreement (the “Consulting Agreement”) with Mr. Barton, effective as of January 1, 2019, consistent with the previously disclosed terms contemplated by the Transition Agreement. Pursuant to the Consulting Agreement, Mr. Barton will provide consulting services to the Company through December 31, 2019 in exchange for a consulting fee of $50,000 per quarter.

The foregoing summary of the Consulting Agreement is not complete and is qualified in its entirety by reference to the form of the Consulting Agreement, which was previously filed as an exhibit to the Transition Agreement, a copy of which was filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 30, 2018.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Employment Agreement between the Company and Kevin M. Olsen

99.1	Press Release dated January 10, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DORMAN PRODUCTS, INC.

Date: January 11, 2019	By:	/s/ Michael P. Ginnetti
		Name:	Michael P. Ginnetti
		Title:	Interim Chief Financial Officer